EXHIBIT 10.10
TITANIUM ASSET MANAGEMENT CORP.
Registered office: 16192 Coastal Highway, Lewes, Delaware 19958, U.S.
Registered agent in the State of Delaware: Harvard Business Services.
Telephone: 941.524.5672.
Mr. Avigdor Kaplan
HOME ADDRESS APPEARS IN ORIGINAL
July 17, 2007
Dear Mr. Kaplan,
Letter of appointment
Following the request of Clal Finance Ltd., in accordance with its rights set out in the Certificate of Incorporation and Bylaws (together the “Charter”) of Titanium Asset Management Corp (the “Company”), the board of directors (the “Board”) of the Company has appointed you as a Clal Director (as such terms is defined in the Charter) and is pleased to welcome you to the Board.
This letter sets out the main terms of your appointment. It is agreed between us that this is a contract for services and is not a contract of employment.
Any reference in this letter to Clal Finance Ltd. shall be deemed to be a reference to Clal Finance Ltd. and its subsidiaries, all holding companies of Clal Finance Ltd., and all subsidiaries of each such holding company, in each case, from time to time.
1.	Appointmemt
1.1	Subject to the remaining provisions of this letter, your appointment shall continue until the annual meeting of stockholders of the Company at which the term of other directors of the Company expire, unless sooner removed, and until your successor shall be elected and shall qualify, provided that, you shall not be removed other than by, the vote of Clal Finance Ltd., voting as a separate class at a meeting called for such purpose.

1.2	Your appointment is subject to the Charter. Nothing in this letter shall be taken to exclude or vary the terms of the Charter as they apply to you as a director of the Company.

1.3	Notwithstanding paragraph 1.1 and paragraph 1.2, the Company may terminate your appointment with immediate effect if you have:

(a)	committed any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your fiduciary duties); or

(b)	been guilty of any fraud or dishonesty or acted in any manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

(c)	been disqualified from acting as a director.
2.	Role and duties
2.1	As a Clal Director you shall have the same general legal responsibilities to the Company as any other director and shall be required to take decisions in the best interests of the Company. The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:
(a)	provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.
2.2	Notwithstanding any duties you owe to Clal Finance Ltd., you acknowledge that in your role as a Clal Director you shall also be required to:
(a)	at all times comply with the Charter;

(b)	abide by your fiduciary duties as a director of the Company;

(c)	diligently and in good faith perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company;

(d)	immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any other employee or director of the Company of which you become aware to the chairman of the Company (the “Chairman”);

(e)	comply with the terms of the Company’s Share Dealing Code (a copy of which is attached as Appendix 1 to this letter) and any code of practice issued by the Company from time to time relating to dealing in the Company’s securities; and

(f)	comply with the AIM Rules for Companies.
2.3	In connection with the duties set out above, you undertake not to use your position as a Clal Director or any opportunity available to the Company (such as any information relating to a potential Target Business (as defined in the Charter)) for your individual personal advantage or for the advantage of Clal Finance Ltd.
2.4	You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.
3.	Fees
You shall not be entitled to receive any fees from the Company in respect of your appointment as a Clal Director. The Company shall reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office.
4.	Independent legal advice
In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company shall reimburse the full cost of expenditure incurred in accordance with its policy.
5.	Outside interests and inside information
It is accepted and acknowledged that you have business interests other than those of the Company, in particular your relationship with Clal Finance Ltd., and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and Company Secretary as soon as you become aware of them.
6.	Confidentiality and inside information
6.1	All information acquired during your appointment is confidential to the Company and should not be disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Chairman.

6.2	Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of inside information. Consequently you should avoid making any statements, and should ensure that Clal Finance Ltd. avoids making any statements, which might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

63	Attached as Appendix 2 to this letter is a ‘Memorandum on Directors Responsibilities’ (“Memorandum”) prepared by Mintz Levin, the Company’s legal advisors, at the time of the Company’s admission to AIM. You should carefully read this Memorandum in its entirety and ensure that Clal Finance Ltd. does the same. Both you and Clal Finance Ltd. should feel free to raise any questions you have in connection with this Memorandum with the Board or the Company’s legal advisors. For so long as you are appointed to the Board and have access to confidential information of the Company (including, for the avoidance of doubt any information relating to a Target Business), both you and Clal Finance Ltd. will be “Insiders” and so will be restricted in your dealings in the Company’s securities (as described in more detail in the Memorandum). It is your duty to ensure that Clal Finance Ltd. is aware of these restrictions.
7.	Insurance and indemnification

The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment. The current indemnity limit is £5,000,000. A copy of the policy document is available from Nigel Wightman.

You shall be entitled to receive Indemnification from the Company, pursuant to the Indemnification Agreement attached Appendix 3 to this letter.

8.	Governing law

This Letter of appointment shall be governed by the laws of the State of Delaware.
Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter.

Yours sincerely

For and on behalf of Titanium Asset Management Corp.

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I agree to the above terms of appointment as a Clal Director as set out in this letter and confirm receipt of the documents appended to this letter.
Signed on July 17, 2007 by Avigdor Kaplan

/s/ Avigdor Kaplan
Avigdor Kaplan

APPENDIX 1
SHARE DEALING CODE

APPENDIX 2
MEMORANDUM ON DIRECTORS’ RESPONSIBILITIES